Exhibit 10.1

MARKETING AND LEAD GENERATION SERVICES AGREEMENT

This document clarifies the mutual expectations of the mentoring, consulting relationship between MLG Group (MLG) and Colorado Income Holdings Inc. (CIH)

Service Start Date: May 6th 2013

MLG will provide the services of its staff in the marketing, lead generation, due diligence and deal evaluation services to CIH.

MLG will also provide mentoring, advising and consulting on a variety of business issues in addition to hands-on personalized support to assist in supporting the overall success of the enterprise.

The following are the primary areas of support:

1.	The development of an investment evaluation system for determining the optimal type of lending opportunities to go after.

2.	Developing a sales and marketing strategy for locating, targeting, executing an ongoing campaign for creating demand in our lending services, including but not limited to:

a.
Finding the optimum investment professionals (evaluating mailing lists referral and bird-dog sources and more) to reach out to inform them about our services and solicit referrals from over 20,000 banking institutions, lending consultants, financial services consultants real estate developers, investors, and more.

b.
Develop and execute various strategies for reaching out to the above investment professionals, including but not limited to, direct mail, newsletters, telemarketing, referral, bird-dog sourcing, developing joint venture or strategic partner relationships and social media and internet marketing.

c.	Creating an ongoing and sizable flow of potential opportunities sufficient to allow us to choose from a pool of crème de la crème investment opportunities.

d.
Create an efficient due diligence and evaluation structure allowing for a systematic and thorough analysis of the various lending opportunities and a quick turnaround taking advantage of speed as a competitive advantage for a fast “go-no-go” decision.

e.	Create a consistent and repeatable sales strategy and methodology for a high closing percentage of quality investment opportunities.

3.	MLG will work both on-site and off-site as necessary to carry out the above duties.

1.           Term of Contract

This Agreement shall be effective upon its execution and shall be non-cancelable by CIH and shall remain in effect for 24 months fro the date of the signing of this agreement.

2.           MLG’s Compensation.

Contract Fee.  In consideration of the Services, CIH shall pay to MLG a contract fee of $150,000 over the duration of the Term of the agreement. The Contract Fee will be deferred until funding is sufficient to cover proportionate contract fees. MLG will submit periodic billings. Contract Fee greater than 30 days past due will be assessed interest at a rate of 10%.

3.           Expenses.

Out-of-pocket expenses incurred by MLG that CIH deems necessary or required to perform the Services shall be promptly reimbursed by CIH.

4.           Confidential Data and Intellectual Property Rights.

The Parties acknowledge, accept and agree that the terms and conditions of this Agreement shall be kept confidential and not revealed to any third party without the prior consent of the other Party. In addition no party shall divulge to others, any trade secret or confidential information, knowledge, or data concerning or pertaining to the business and affairs of the other Party obtained by it as a result of its engagement hereunder, unless authorized, in writing.

5.           Entire Agreement.

Each Party hereby covenants that this Agreement is intended to and does contain and embody all of the understandings and agreements, both written or oral, of the Parties with respect to the subject matter of this Agreement, and that there exists no oral agreement or understanding, expressed or implied, whereby the absolute, final and unconditional character and nature of this Agreement shall be in any way invalidated or affected. There are no representations, warranties or covenants other than those set forth in this Agreement.

This Agreement shall be construed in accordance with the laws of the State of Colorado.  Further, CIH and MLG agree that all disputes shall be subject to resolution by arbitration according to the rules and provisions defined by the American Arbitration Association.

In witness whereof, the parties hereto have executed this Agreement on the date above written.

Signed:   ____/s/______________________________________________________________

Printed Name:__Michael Bonn____________________________________________________

Company Name:___Colorado Income Holdings___________Date 5/6/13________________

Signed:__/s/__________________________________________________________________

Printed name_Boyd McCollum__________________________________________________

Company Name:___MLG Group_______________________ Date__5/6/13_______________